Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of this 15 day of November, 2007, between Massoud Safavi, (the “Employee”) and EFJ Inc or “EFJI” (the “Company”).

Section 1. Employment. The Company hereby employs the Employee and the Employee hereby accepts full-time employment as an at-will employee of the Company subject to the terms of this Employment Agreement. Employee acknowledges and agrees that an at-will employee means that either the Employee or the Company may terminate the relationship at any time with the understanding that neither party is obligated to base the decision on any reason other than intent not to continue the employee relationship.

Section 2. Confidential Information. The Company agrees to give Employee Confidential Information (defined below). The Employee agrees to hold Confidential Information in strict confidence and not to disclose such Confidential Information, except to such directors, officers, employees, stockholders, and agents of the Company with a bona fide need to know, but only to the extent necessary to further the business purposes of the Company.

Confidential Information shall mean any information not generally known in the relevant trade or industry, which by its sensitive nature can reasonably be expected to cause substantial harm to the Company if disclosed and which was obtained from the Company or its affiliates, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services at any time by the Employee on behalf of any of the Company or its affiliates and which falls within the following general categories:

(i) information relating to trade secrets of the Company or its affiliates or any customer or supplier of any of the Company or its affiliates;

(ii) information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or its affiliates or any customer or supplier of any of the Company or its affiliates;

(iii) information relating to business plans, sales or marketing methods, customer lists, customer usages and/or requirements, supplier information of the Company or its affiliates or any customer or supplier of any of the Company or its affiliates; and

(iv) any other confidential information the Company or its affiliates or any customer or supplier of any of the Company or its affiliates may reasonably have the right to protect by patent, copyright, or by keeping it secret or confidential.

Confidential Information will not include information that:

(i) is now, or hereafter becomes, through no act or failure to act on the part of the Employee, generally known or available to the public;

(ii) was acquired by the Employee before receiving such information from the Company and without restriction as to use or disclosure;

(iii) is required to be disclosed pursuant to law, providing the Employee uses reasonable efforts to give the Company reasonable notice of such required disclosure; or

(iv) is disclosed with the prior written consent of the Company.

Section 3. Proprietary Rights. The Employee acknowledges that he or she has been hired to invent and create works of authorship within the scope of the Employee’s duties. All inventions, formulae, processes, works of authorship, proprietary information, or future improvements to inventions, formulae, processes, works of authorship, or proprietary information (the “Intellectual Property”) developed or completed by the Employee during the term of this Agreement shall be promptly disclosed to the Employer, and the Employee hereby assigns all right, title, and interest to such Intellectual Property to the Employer. The Employee agrees to execute such instruments of assignment of the Intellectual Property to the Employer as the Employer shall request, and hereby authorizes the Employer to execute any instruments on behalf of the Employee that may be required to perfect the Employer’s ownership of the Intellectual Property if the Employee is unable or refuses to do so. The Employee acknowledges that no remedy at law would be adequate for any breach of the provisions of this Section 8 by the Employee, and the Employee hereby agrees that the Employer shall be entitled to injunctive relief in case of any such breach.

Section 4. Compliance with Company Written Policies, Employee acknowledges that the Company has certain policies in place that govern the multiple issues that Employee must comply with during employment.

The Employee agrees to adhere to and be bound by the Company’s policies including, but not limited to those policies set forth in the Company’s Handbook, and the Business Ethics Compliance & Policy, Data Security Compliance & Policy, Insider Trading Policy, Harassment/Inappropriate Behavior Policy, Procurement Policy, Trademark & Service Marks Policy, Email Policy, Severance Policy, Required Approvals, and Travel and Entertainment Expense Policy and Federal Export Laws and Regulations Policy (collectively referred to as “Company’s Policies”). Employee recognizes and agrees that the Company’s Policies may be modified or amended at the Company’s sole discretion. The Company reserves the right to revise, modify, delete, or add to any and all policies, procedures, work rules, or benefits stated in the Company’s Policies or in any other document. The Company shall communicate any change through official notices, and Employee understand that revised information may supersede, modify, or eliminate existing policies/benefits.

Section 5. Amendments. Other than as noted in Section 4 above, no change, modification, waiver, discharge, amendment, or addition to the Employment Agreement shall be binding unless it is in writing and signed by a senior manager of the Company and the Employee.

Section 6. Exhibits. The Exhibits that are attached are incorporated herein by reference. The Exhibits, and the terms thereof, shall be an integral part of this Agreement.

Section 7. Governing Law. This Employment Agreement shall be governed by the substantive laws of the State of Texas.

Section 8. Remedies.

A. Injunctive Relief. Employee recognizes and acknowledges that damages in the event of his or her breach of certain provisions of this Agreement would be inadequate, and Employee agrees that the Company, in addition to all other remedies it may have, shall have the right to injunctive relief in a court of competent jurisdiction if there is a breach by Employee of any one or more of the provisions contained in Section 2 (Confidential Information) or any rider agreement regarding noncompetition or nonsolicitation.

B. Arbitration. Except as specified in Section 8(A) (injunctive relief), arbitration shall be the exclusive remedy for any and all disputes, claims, or controversies, whether statutory, contractual, or otherwise, between the Company and the Employee concerning the Employee’s employment or the termination thereof. In the event either party provides a Notice of Arbitration of Dispute to the other party, the Company and the Employee agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator selected from a panel of arbitrators of the American Arbitration Association (“AAA”) located in Irving, Texas. The effective rules of Commercial Arbitration of the American Arbitration Association shall control the arbitration. The arbitrator must have expertise in the matters in controversy. If the parties cannot agree on an arbitrator, either party may request that the AAA submit a list of seven (7) qualified arbitrators to the parties. From this list, each party shall strike three (3) names in alternation. The unstricken name will be empowered to act as the arbitrator. The parties agree that the Employee shall strike first from the panel. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator is specifically empowered to decide any question pertaining to limitations, and may do so by documents or with a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for purposes of considering this matter. The arbitrator’s decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator. Each party shall bear his, her, or its own attorneys fees unless a statute authorizes the arbitrator to make an award of attorneys’ fees to the prevailing party, in addition to any other relief to which he, she, or it may be entitled. In rendering the award, the arbitrator shall state the reasons therefore, including any computations of actual damages or offsets, if applicable.

Section 9. Nonassignability; Successors. The obligations of the Employee under this Employment Agreement are not assignable by Employee. Except as provided in the immediately preceding sentence, this Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

Section 10. Notices. Any notice required to be given in writing by any party to this Employment Agreement may be personally delivered or mailed by registered or certified mail to the last known address of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four (4) business days after the date of mailing, by registered or certified mail, with postage prepaid to the last known address of the party to be notified.

Section 11. Severability. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions of this Employment Agreement. Any such invalid or unenforceable provision shall be enforced to the fullest extent possible, and the remainder of this Employment Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

Section 12. Headings. The section and other headings contained in this Employment Agreement are for reference purposes only and shall not affect the interpretation of this Employment Agreement.

Section 13. Construction. Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.

COMPANY:
EFJ Inc

By:	/s/ Michael B Gamble
Printed Name:	Michael B Gamble
Its:	VP Administration

EMPLOYEE:

/s/ Massoud Safavi
Massoud Safavi

NONCOMPETE AGREEMENT

Ancillary to and as part of the parties’ agreements regarding Confidential Information set forth in Section 2 of the Employment Agreement, the Employee agrees to the following:

The Employee expressly covenants and agrees that at no time during the effective term of this Employment Agreement will he for himself or on behalf of any other person, partnership, firm, association or corporation, within fifty miles of any office in which Employee works, (i) open or operate a business that would be a competitor of the Company or (ii) act as an employee, agent, advisor or consultant, in the same or substantially the same capacity as employed by the Company, of any entity that is a competitor of the Company during the term of this Agreement. The Employee further covenants and agrees that these restrictions will also apply for two (2) years following the termination of the Agreement, whether such termination is voluntary or involuntary. In addition, Employee will not, during his or her employment and for two (2) years following the termination of employment, (i) directly or indirectly solicit or accept business from any of the company’s customers served by the Employee within the last twelve (12) months of the effective term of this Employment Agreement, (ii) divert any business from the Company by influencing or attempting to influence any present customers of the Company which were served by the Employee, or (iii) attempt to attract any supplier away from the Company with whom the Employee worked while employed at EFJohnson or use his or her information regarding the Company’s suppliers in any way which would detrimentally affect the Company.

Employee acknowledges that the Confidential Information provided to Employee pursuant to this Agreement, and Company’s need to protect its goodwill, gives rise to Company’s interest in these restrictive covenants, and that any limitations as to time, geographic scope, and scope of activity to be restrained defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Company. The Employee further agrees that if, at some later date, a court of competent jurisdiction determines that these covenants do not meet the criteria set forth in Tex. Bus. & Com. Code § 15.50(2), these agreements shall be reformed by the court, pursuant to Tex. Bus. & Com. Code § 15.51(c), by the least extent necessary to make them enforceable. Employee acknowledges and recognizes that the enforcement of any of the provisions in this Agreement by Company will not interfere with the Employee’s ability to pursue a proper livelihood.

EFJ Inc

By:	/s/ Michael B Gamble
Printed Name:	Michael B Gamble
Its:	VP Administration

EMPLOYEE:

/s/ Massoud Safavi
Massoud Safavi